[Note: Certain portions of this document have been marked [c.i.] to indicate that confidentiality has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.]

                                LICENSE AGREEMENT

     This Agreement is made this the 1st day of November, 1994, by and between National Jewish Center for Immunology and Respiratory Medicine ("NJC"), a non-profit educational and research organization organized under the laws of Colorado and having its principal office at 1400 Jackson Street, Denver, Colorado, and Cadus Pharmaceutical Corporation ("CADUS"), a corporation organized under the laws of Delaware and having its principal place of business at 180 Varick Street, New York, New York.

     WHEREAS, Gary L. Johnson and John C. Cambier have developed various technologies relating to signal transduction within cells, and NJC owns all rights, title and interest in and to such technologies, including related patents, patent applications and unpatented technology, and

     WHEREAS, NJC has the right to grant licenses to the foregoing technologies; and

     WHEREAS, NJC is willing to provide CADUS with an exclusive license to certain of NJC's technologies subject to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the terms and conditions set forth herein, the parties agree as follows:


                             ARTICLE 1 - DEFINITIONS

     1.1. "NJC Technical Information" shall mean all proprietary information relating to products, processes, know-how, inventions

(conceived of or reduced to practice), and improvements and modifications thereto, relating to mammalian cell and/or enzyme- based assays useful in identifying compounds that regulate cellular transduction pathways that is owned or possessed by NJC (without restrictions from any third party which would preclude a license to CADUS), that was or is conceived or reduced to practice either solely or jointly by Dr. Gary Johnson and/or Dr. John Cambier, and that infringes on one or more claims, as they may be amended and as they may issue, as set forth in any of the [c.i.] U.S. Patent Applications listed in Exhibit A, and any substitutions, extensions, continuations, continuations-in-part and divisions to such applications.

     1.2. "Product(s)" shall mean any compound, formulation or composition whose utility is identified using an Assay.

     1.3. "Assay" shall mean one or more mammalian cell and/or enzyme-based assays relating to the regulation of cellular transduction pathways, including G protein-coupled and/or tyrosine kinase-coupled receptor signal transduction pathways, which incorporates or utilizes NJC Technical Information.

     1.4. "First Commercial Sale" shall mean the initial transfer by or on behalf of CADUS of Product(s) in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales. First Commercial Sale shall not encompass the sale of a Product for compassionate uses that are sold at cost.

     1.5. "Net Sales" shall mean the total gross revenues (when received) from the sale of Product(s) to third party customers, less returns and allowances actually granted, discounts, credits, returned goods, transportation and delivery charges (including insurance on shipments), private sector or government rebates and taxes. No deductions shall be made for commissions paid to individuals, whether they be independent sales agents or regularly employed by CADUS, or for the costs of collections.

     1.6. "Combination Products" shall mean a combination of a Product(s) with at least one other active ingredient, such other active ingredient being one that is either proprietary to CADUS or licensed by CADUS from a third party.

     1.7. "Future Technologies" shall mean all proprietary information owned or possessed by NJC (without restriction from any third party which would preclude a license to CADUS) relating to products, processes, know-how and inventions that relate to mammalian cell and/or enzyme-based assays useful in identifying compounds that regulate cellular transduction pathways, that is conceived of or reduced to practice during the term of this Agreement and that is either solely invented by Dr. Gary Johnson and/or Dr. John Cambier, or jointly invented by either or both Doctors Johnson and Cambier and any third party, and further that does not infringe one or more claims, as they may be amended and as they may issue, as set forth in any of the [c.i.] U.S. patent applications listed in Exhibit A.

     1.8. "Affiliate" or "Affiliates" shall mean any company or business entity in which CADUS owns or controls at least fifty-one (51) percent of the outstanding stock, or any entity over which

CADUS, directly or indirectly, exercises effective control, or any individual or company which owns, directly or indirectly, 51% or more of the outstanding stock of CADUS.

     1.9. "Effective Date" shall mean the date of execution of this Agreement.

     1.10. "Option Period" shall mean the period commencing with the Effective Date and ending upon [c.i.]

     1.11. "Fields of Use" shall mean all agricultural, veterinary and human therapeutic and diagnostic uses for NJC Technical Information.

                            ARTICLE 2 - LICENSE GRANT

     2.1. EXCLUSIVE LICENSE. During the term of this Agreement and in consideration of the royalties and payments set forth herein, NJC hereby grants to CADUS and CADUS hereby accepts from NJC, upon the terms and conditions herein specified:

          a. an exclusive, worldwide license in the Fields of Use to practice NJC Technical Information to develop, identify, make, use and sell Product(s); and

          b. an exclusive, worldwide license to practice NJC Technical Information to develop, make, use, license and sell Assays that utilize or incorporate NJC Technical Information.

     2.2. RIGHT TO SUBLICENSE. CADUS shall have the right to sublicense its rights hereunder with the prior written consent of

NJC, such consent not to be unreasonably withheld or delayed. In order to obtain NJC's written consent, CADUS shall advise NJC in writing as to the entity to which it wishes to sublicense its rights under this Agreement. NJC shall respond to CADUS's request within ten (10) days of receipt of CADUS's notice. If NJC shall refuse to provide its consent, it shall provide its reasons in writing. Failure by NJC to respond within said ten (10) day period shall be deemed consent to CADUS's request. Notwithstanding the foregoing, CADUS shall have the right to sublicense its rights hereunder to any entity with a net worth in excess of $50,000,000 without NJC's consent. If this Agreement is terminated for any reason whatsoever, all sublicenses shall remain in effect and shall be assigned directly to NJC and the rights of the sublicensees thereunder shall not be affected. NJC shall not assume any affirmative obligations to sublicensees other than those already contained in this Agreement.

             ARTICLE 3 - RESERVATION OF RIGHTS TO NJC AND GRANT BACK

     3.1. Notwithstanding any other provision of this Agreement, NJC hereby reserves the perpetual, royalty-free right to conduct research and other academic, non-commercial activities with respect to all or any portion of NJC Technical Information licensed hereunder to CADUS, it being the intent of the parties that NJC shall be entitled to use and enjoy NJC Technical Information to the fullest extent consistent with academic and research missions, including the right of NJC to contract with third parties to obtain funding for further research and development, provided that such third parties are not granted any rights or licenses to NJC Technical Information licensed to CADUS hereunder. In the event this License Agreement is terminated or expires, NJC is hereby granted a non-exclusive, world-wide, royalty free, irrevocable and perpetual right to practice all technology conceived of or reduced to practice by Doctors Johnson and Cambier pursuant to their respective consulting agreements with CADUS, or its Affiliates, with the right to sublicense, as long as such technology infringes one or more claims, as they may be amended and as they may issue, as set forth in any of the [c.i.] U.S. Patent Applications listed in Exhibit A.

                ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF NJC

     4.1. NJC hereby represents and warrants to CADUS that:

          a. It is the owner of all of the patent applications listed on Exhibit A and has the exclusive right to grant licenses therefor;

          b. It is the owner of all of the NJC Technical Information and has the exclusive right to grant licenses therefor;

          c. To the best of its knowledge as of the Effective Date (without any investigation whatsoever), the practice of the NJC Technical Information does not infringe upon or conflict with any patent or other proprietary rights of any third party; and

          d. It has not entered into any agreement with any third party which is in conflict with the rights granted to CADUS pursuant to this Agreement.

          e. To the best of its knowledge as of the Effective Date (without any investigation whatsoever), no NJC Technical Information or biological materials based on or utilizing NJC Technical Information were purchased or offered for sale by NJC prior to April 15, 1993.

                ARTICLE 5 - OPTION TO LICENSE FUTURE TECHNOLOGIES

     5.1. CADUS OPTION. Provided that CADUS has paid the option fee set forth in
Section 5.2 for each applicable year, NJC hereby grants to CADUS an option to acquire an exclusive license to Future Technologies conceived or reduced to practice during the Option Period. The term of each such option grant shall be for a period of [c.i.] commencing on the date NJC provides CADUS with a notice of the development of Future Technologies, together with an invention disclosure relating to any new invention. CADUS shall be deemed to have effectively exercised any such option if CADUS sends written notice of its exercise of such option to NJC within the [c.i.] option period. During the [c.i.] period commencing on the date of the notice of such exercise, NJC and CADUS shall negotiate in good faith to reach a definitive agreement for such license. NJC shall not negotiate with third parties with respect to such Future Technologies during such [c.i.] period.

     5.2. OPTION FEE. CADUS shall pay [c.i.] to NJC for each year of the Option Period for which CADUS desires the option set forth in Section 5.1, within thirty (30) days after the beginning of each such year.

                       ARTICLE 6 - MILESTONES AND PAYMENTS

     6.1. In partial consideration of the rights granted to CADUS by NJC under
Article 2 hereof, CADUS will make the following payments to NJC upon accomplishing the following milestones:

================================================================================
a.       Within 30 days after the First Commercial                    [c.i.]
         Sale by CADUS of a Product(s)
- --------------------------------------------------------------------------------
b.       Within 30 days after approval of the New                     [c.i.]
         Drug Application ("NDA") by the US. Food
         and Drug Administration ("FDA") for the
         first Product made by CADUS and/or its
         Affiliates
- --------------------------------------------------------------------------------
c.       Within 30 days after approval of the NDA by                  [c.i.]
         the FDA for each subsequent Product made by
         CADUS and/or its Affiliates
- --------------------------------------------------------------------------------
d.       Within 30 days after approval (equivalent                    [c.i.]
         to NDA approval) by a foreign government
         (up to a maximum of 10) of each Product
         made by CADUS and/or its Affiliates
================================================================================

     6.2. PAYMENTS CREDITED AGAINST ROYALTIES. Payments made by CADUS to NJC pursuant to Sections 6.1 and 8.1(c) shall be credited against amounts payable pursuant to Section 8.1(a) hereof, except that the first [c.i.] paid under
Section 8.1(c) shall not be credited.

     6.3. ANTI-SHELVING. CADUS shall use reasonable efforts to earnestly and diligently proceed with the use or sublicense of, and to seek to advance, NJC Technical Information in all four areas within the Field of Use to achieve maximum commercial advantage therefore, such efforts to be consistent with sound business practices (including those specifically adopted by the management of CADUS for the conduct of its overall business during the term of this Agreement) so that Products, Assays and compounds which incorporate or utilize NJC Technical Information can be developed for commercial uses and, once approved for use, if required, can be offered for sale or license under appropriate conditions. If NJC believes that CADUS has failed to devote reasonable resources to exploit the commercial potential in NJC Technical Information within one or more areas in the Field of Use, it shall provide written notice thereof to CADUS. CADUS shall have a period of thirty (30) days from its receipt of such notice to commence devoting reasonable resources to such area or areas in the Field of Use. If CADUS fails to so commence devoting reasonable resources during such thirty (30) day period, NJC shall have the right to require CADUS to sublicense the NJC Technical Information for such area or areas in the Field of Use to a sublicensee designated by NJC on terms reasonably acceptable to CADUS, unless CADUS has commenced to devote reasonable resources prior to receiving notice of such designation. The foregoing remedy shall be NJC's sole remedy for CADUS's failure to perform its obligations set forth in this Section 6.3.

                     ARTICLE 7 - RESPONSIBILITIES OF PARTIES

     7.1. PROVISION OF NJC TECHNICAL INFORMATION. Subject to the confidentiality provisions of Article 22, within thirty (30) days following the Effective Date of this Agreement and thereafter during the period of this Agreement, NJC agrees to provide CADUS with copies of any and all NJC Technical Information, including, without limitation, copies of all patent applications covering NJC Technical Information and all Patent Office actions received and amendments filed, if any, relative thereto and all documents relevant to prosecution of the patent(s) covering NJC Technical Information licensed hereunder.

     7.2. DEVELOPMENT OF PRODUCT(S). CADUS agrees to seek to develop Assays and to use them to seek to identify Product(s). CADUS also agrees to seek to develop Product(s) identified by Assays in accordance with the development schedule set forth in attached Exhibit B. CADUS will also test, seek to obtain required government approvals for, and thereafter make reasonable efforts to market any such Product(s) that CADUS owns or has rights to, consistent with sound business practices. Significant variations from the foregoing must be approved by NJC in writing. Such approval shall not be unreasonably withheld or delayed. If NJC shall refuse to provide its approval, it shall provide its reasons in writing. Failure by NJC to respond within ten (10) days of a request for such variation shall be deemed approval of CADUS's request.

     7.3. CADUS RESPONSIBILITIES IN DEVELOPMENT AND TESTING. In accordance with the terms and conditions of the consulting agreements between CADUS and each of Dr. Gary Johnson and Dr. John Cambier, CADUS shall provide them with adequate physical research facilities, skilled personnel at the Ph.D. level, appropriate equipment and adequate laboratory supplies. In accordance with the first year budget annexed as an Exhibit to the consulting agreements between CADUS and each of Drs. Johnson and Cambier, CADUS shall make available a minimum of one million dollars during the first year of their research program. CADUS shall use reasonable efforts to achieve the milestones set forth on Exhibit C, such efforts to include those generally accepted by the biomedical science community as reasonable for the accomplishment of such goals and objectives.


     7.4. MEETINGS TO DISCUSS PROGRESS. During the term of this Agreement, representatives of NJC will meet with representatives of CADUS at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, with respect to the evaluation and development of technology licensed to CADUS hereunder. In the event the parties agree that meetings are required outside of Denver, Colorado, CADUS agrees to be responsible for all reasonable travel and living expenses incident thereto.

     7.5. GOVERNMENT APPROVALS. It is understood that CADUS shall be responsible for obtaining any government approvals which may be necessary to manufacture and sell Product(s). CADUS shall use reasonable diligent efforts to obtain such government approvals for such Product(s) and upon receipt thereof, to cause Product(s) to be manufactured and sold. For the purpose hereof "reasonable diligent efforts" shall mean efforts no less diligent than CADUS puts forth in pursuing government approvals and commercialization of its other products and processes.

                   ARTICLE 8 - ROYALTIES, RECORDS AND REPORTS

     8.1.(a) ROYALTY. In consideration of the exclusive license granted CADUS herein, CADUS shall pay to NJC royalties based on the following schedule:

          (i) For Products that are sold to third parties by CADUS and/or its Affiliates and that have received FDA approval and/or other foreign government approval - [c.i.] of Net Sales, except that the royalty shall be [c.i.] of Net Sales of such Products identified by CADUS or its Affiliates using an Assay that is substantially completed as of the Effective Date and that measures

                                     [c.i.]

          (ii) For Products that have not received FDA approval and/or any other foreign government approval and that are sold by CADUS or its Affiliates to third parties - [c.i.] of all Net Sales, except that the royalty shall be [c.i.] of Net Sales of such Products identified by CADUS or its Affiliates using an Assay that is substantially completed as of the Effective Date and that measures [c.i.]

          (iii) For Products that have not received FDA approval and/or any other foreign government approval that are licensed by CADUS and/or its Affiliates to third parties - [c.i.] of all licensing income, royalties, and milestone payments, whether up-front or subsequent, received by CADUS and/or its Affiliates from such third parties with respect to such Products.

          (iv) For Products identified by a sublicensee of CADUS using an Assay that is substantially completed as of the Effective Date and that measures

                                     [c.i.]

          - [c.i.] of licensing income, royalties, and milestone payments, whether up-front or subsequent, relating to such Products that are received by CADUS and/or its Affiliates from such sublicensee.

          (v) For Assays that are sold by CADUS and/or its Affiliates - [c.i.] of Net Sales of such Assays.

          (vi) Where CADUS and/or its Affiliates use an Assay to test compounds owned by a third party - [c.i.] of royalties, and milestone payments, and [c.i.] of service payments, whether up-front or subsequent, that are received by CADUS and/or its Affiliates from such third party.

CADUS shall not intentionally attempt to avoid royalty payments to NJC by avoiding the use of an Assay. An Assay shall be deemed substantially completed if CADUS does not have to spend more than [c.i.] in research and development costs to refine and automate such Assay so that it provides at least a [c.i.] fold measurable difference between a positive control and a negative control, in which no more than [c.i.] micromolar concentration of at least one of every [c.i.] test compounds is required to generate a significant response. A significant response is [c.i.] of the maximal response. The cells used in the Assay must be reproducibly culturable and require no more than 24 hours of incubation with the test compounds to obtain a readout that does not vary more than [c.i.] between identical samples.

     8.1.(b) COMBINATION PRODUCT ROYALTY. Net Sales from Combination Products shall be calculated by multiplying actual Net Sales of such Product(s) by the fraction A/(A+B) where A is the invoice price of the given Product(s) if sold separately by CADUS or an Affiliate, and B is the total invoice price of any other active ingredient in the combination if the invoice price of any other active ingredient in the combination is sold separately by CADUS or an Affiliate. If the given Product(s) and the other active ingredient in the Combination Product are not sold separately by CADUS or an Affiliate, Net Sales for purposes of determining royalties of the Combination Product shall be calculated by multiplying Net Sales of the Combination Product by the fraction (C/(C+D) where C is number of Product(s) and D is number of other active ingredients. However, at no time shall the value of the fraction A/(A+B) or the fraction C/(C+D) be less than 1/3 for the purposes of calculating Net Sales.


     8.1.(c) ANNUAL MAINTENANCE PAYMENTS. During the term of this Agreement, CADUS shall pay to NJC annual maintenance payments as follows: (i) $100,000 on the Effective Date, (ii) $100,000 on the first anniversary of the Effective Date, (iii) $70,000 on each of the second and third anniversaries of the Effective Date, (iv) $60,000 on the fourth anniversary of the Effective Date, and (v) $40,000 on each of the fifth through the ninth anniversaries of the Effective Date. During the term of this Agreement, if CADUS obtains a commitment for significant research funding to develop technology based on NJC Technical Information, prior to the second anniversary of the Effective Date, CADUS shall pay to NJC $100,000 within thirty (30) days of such commitment.


     8.1.(d) If CADUS is obligated to pay royalties with respect to a Product to more than one entity and all such other entities agree to the same percentage reduction in CADUS's royalty obligation to them with respect to such Product, NJC shall accept an identical percentage reduction in the royalties payable under this Agreement; provided, however, such royalties shall not be less than 50% of the payment CADUS and/or its Affiliates would otherwise be obligated to pay NJC.

     8.2. SUBLICENSE PAYMENTS. CADUS shall pay NJC [c.i.] per year per sublicensee for each sublicense to a third party which is not an Affiliate of CADUS in excess of [c.i.] in effect during each year. If CADUS grants a sublicense to Dr. Gary Johnson or Dr. John Cambier to enable him to continue his research using NJC Technical Information for academic research purposes at a not-for-profit entity other than NJC, such sublicense shall not be considered a sublicense to a third party for purposes of this
Section 8.2.

     8.3. REPORTS. CADUS shall render to NJC within thirty (30) days after the end of each calendar quarter a written account including quantities and monetary amounts of CADUS's and CADUS's Affiliates' Net Sales subject to royalty payments, as well as the royalties and other payments received by CADUS from its sublicensees to the extent that NJC is entitled to receive payments thereon. Cadus shall submit with such report the amount of royalties and other payments due to NJC for such period. CADUS shall remit to NJC the total payments owed during such period and such payments shall accompany the report. CADUS and its Affiliates shall keep full, true and accurate books of accounts and other records containing all particulars which may be necessary to reasonably ascertain and verify properly such Net Sales. Upon NJC's request and at NJC's sole expense, CADUS and its Affiliates shall permit an independent Certified Public Accountant selected by NJC (except one to whom CADUS has some reasonable objections) to have access during ordinary business hours to such of CADUS's and its Affiliates' records as may be necessary to determine, in respect of any quarter ending not more than three (3) years prior to the date of such request, the correctness of any report made under this Agreement. CADUS shall remain responsible for all payments due hereunder by any CADUS Affiliate. If a discrepancy in royalty payments favoring CADUS and its Affiliates is discovered, and the amount of such discrepancy is more than ten percent of the total royalties paid by CADUS and its Affiliate during the period covered by the audit, CADUS shall pay for the cost of the audit.

     8.4. INTEREST ON PAST DUE AMOUNTS. CADUS shall pay NJC interest on all payments and royalties past due, at an annual rate of 10%, compounded on each anniversary of the payment due date.

     8.5. FOREIGN EXCHANGE RATES. Royalties shall be payable from the country in which they are earned and subject to foreign exchange regulations then prevailing in such country, paid at such place as NJC may, from time to time, designate and shall be payable to NJC. Unless otherwise agreed to by the parties hereto, royalties shall be remitted in United States Dollars. When, and if, all parties hereto agree that royalties shall be paid in a currency other than the currency of the country in which the royalties are earned, such royalties shall be first determined in the currency of the country in which they are earned and then converted to their equivalent in the currency of the country for which the parties have agreed royalties shall be paid. Such conversion shall be made using the average of the selling and buying rates of exchange quoted by CITIBANK (or its successor in interest) in New York, New York as of the close of the last business day of the calendar quarterly period in which the royalties were earned.

     8.6. REMISSION OF FOREIGN ROYALTIES. In the event that CADUS and its Affiliates are unable as a result of legal or government restrictions to remit royalties from any country in which Product(s) are made, used or sold, CADUS or its Affiliates, as the case may be, shall deposit the appropriate royalties in a bank account in such country agreed by NJC, such agreement not to be unreasonably withheld.

     8.7. TAXES WITHHELD. Any income or other tax that CADUS and its Affiliates are required to withhold on behalf of NJC with respect to the royalties payable to NJC under this Agreement, shall be deducted from said royalties prior to remittance to NJC; provided, however, that in regard to any tax so deducted, CADUS, its Affiliates, and its third party sublicensees shall give or cause to be given to NJC such assistance as may reasonably be necessary to enable NJC to claim exemption therefrom or credit therefor, and in each case shall furnish NJC proper evidence of the taxes paid on its behalf.

     8.8. SUIT BY THIRD PARTY. In the event of a judgment in any suit requiring CADUS to pay a royalty to a third party due to the use by CADUS and/or its Affiliates of a technology which utilizes or incorporates NJC Technical Information, or in the event of a settlement of such suit requiring royalty payments to be made, CADUS and its Affiliates shall be entitled to reduce the amount of royalties payable to NJC under Section 8.1(a) by 50% of any such judgment and/or settlement amount, (excluding any amounts payable solely by reason of willful infringement on the part of CADUS and/or its Affiliates), except that the amount of such reduction for any one royalty period shall not exceed fifty percent (50%) of the royalties which would otherwise be payable to NJC for such royalty period.

                               ARTICLE 9 - PATENTS

     9.1. RESPONSIBILITIES FOR FILING, PROSECUTING AND MAINTAINING PATENTS. Beginning upon the Effective Date of this Agreement, CADUS shall have responsibility for filing, prosecuting and maintaining in NJC's name, the appropriate United States patent protection for NJC Technical Information and all related expenses of such protection (other than those incurred prior to the Effective Date for the patent applications listed on Exhibit A) shall be paid by CADUS. Notwithstanding the foregoing, CADUS shall not file any continuation-in-part applications derived from any of the [c.i.] patent applications listed in Exhibit A based on inventions made at NJC, without the prior written consent of NJC. Moreover, NJC shall, in its sole discretion, decide whether or not to file any of its future patent applications as continuation-in- part applications with respect to inventions made at NJC. NJC shall be entitled, at its expense, to review and comment on the preparation of patent applications by CADUS prior to the filing thereof (except in circumstances where a statutory bar exists and/or where such review is impracticable), and CADUS shall reasonably address all reasonable concerns raised by NJC. The parties will endeavor in good faith to exchange their ideas with respect to the preparation of patent applications in sufficient time to permit the timely filing of such patent applications in the United States and foreign countries. In the event CADUS does not diligently pursue prosecution of any of the [c.i.] patent applications listed in Exhibit A, CADUS will have no rights to the technology described in any such patent application and/or the patent issued therefrom and NJC shall have the right to freely license such technology to third parties, unless patent counsel for CADUS has advised CADUS that it is unlikely that a patent will issue and NJC counsel agrees with this assessment. CADUS shall reimburse NJC for all patent administration expenses, including legal expenses, which are incurred after the Effective Date, as well as future filing and prosecution expenses, for all patent applications exclusively licensed to CADUS hereunder. CADUS shall keep NJC advised as to the prosecution of any and all patent applications for which CADUS is responsible by promptly forwarding to NJC copies of all official correspondence relating thereto. At CADUS's request, NJC agrees to cooperate with CADUS in the prosecution of all such patent applications to insure that such applications reflect, to the best of NJC's knowledge, all items of commercial and technical interest and importance including, but not limited to, disclosing material art, commenting on patent office actions and executing all lawful declarations deemed desirable by CADUS, and all legal expenses incurred by NJC related thereto shall be reimbursed by CADUS.

     9.2. FOREIGN PATENT PROTECTION. CADUS shall designate the foreign countries, if any, in which CADUS desires patent protection and CADUS shall proceed to obtain such protection. CADUS shall pay all expenses with regard to such foreign patent protection for the patents covering NJC Technical Information. NJC may elect to seek patent protection in countries not so designated by CADUS, in which case NJC shall be responsible for all expenses attendant thereto. In such instances, CADUS shall forfeit its rights under this License Agreement as to those countries unless CADUS shall agree to pursue such protection within thirty (30) days after receiving written notice that NJC intends permanently to cancel CADUS's rights with respect to that country. CADUS shall give notice to NJC of any decision to cease prosecution and maintenance of any patent covering NJC Technical Information, and, in such case, NJC, at its sole discretion, shall be entitled to continue prosecution or maintenance of such patent(s) at its own expense for the benefit of NJC. If NJC elects, at NJC's expense, to continue such prosecution or maintenance, CADUS shall execute such documents and perform such acts as may be reasonably necessary for NJC to continue prosecution or maintenance of such patent(s) for the benefit of NJC.

     9.3. INFRINGEMENT. CADUS shall give NJC prompt notice of any claim or allegation received by it that the use of NJC Technical Information constitutes an infringement of a third party patent or patents. If CADUS is obligated to make payments to a third party for the purpose of obtaining a license required by CADUS for use of

NJC Technical Information, [c.i.] of such payments may be deducted by CADUS from royalties due to NJC pursuant to Section 8.1(a) of this Agreement, except that the amount of such deduction for any one royalty period shall not exceed [c.i.] of the royalties which would otherwise be payable to NJC for such royalty period. CADUS shall have the primary right and responsibility at its own expense to defend and control the defense of any such claim against CADUS, by counsel of its choosing. NJC agrees to cooperate with CADUS in any reasonable manner deemed by CADUS to be necessary in defending or prosecuting such action. CADUS shall reimburse NJC for all reasonable legal expenses incurred in providing such assistance. Notwithstanding the foregoing, NJC shall, in its sole discretion and at its own costs, be entitled to participate through counsel of its own choosing in any such action.

     9.4. PATENT ENFORCEMENT.

          a. With respect to any alleged infringement involving a claim(s) of any patents covering NJC Technical Information, CADUS shall have the first right, but not the duty, to institute patent infringement actions against third parties. If CADUS does not institute an infringement proceeding against an offending third party, NJC shall have the right, but not the duty, to institute such an action.

          b. The costs and expenses of any action instituted pursuant to this
Section 9.4 (including fees of attorneys and other professionals) shall be borne by the party instituting the action, or, if the parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the parties in such proportions as they may agree in writing. Each party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other party to institute and prosecute such infringement actions (if such other party has the right to institute and prosecute such infringement actions pursuant to this Section 9.4). Any award paid by third parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be paid to the party who instituted and maintained such action, or, if both parties instituted and maintained such action, such award shall be allocated among the parties in proportion to their respective contributions to the costs and expenses incurred in such action, or as they may have otherwise agreed. Notwithstanding the above, NJC shall receive 5% of any such award by way of settlement or otherwise after deducting legal and other reasonable expenses.

     9.5. COMPULSORY LICENSES. In any country where a compulsory license must be granted involving patents covering NJC Technical Information, the exclusive rights and license granted to CADUS hereunder shall not prohibit or prevent the granting of a compulsory license under the patents covering NJC Technical Information and any royalty payable by CADUS shall be equal to the royalty payable by the compulsory licensee if less than that payable hereunder.

                  ARTICLE 10 - GOVERNMENT CLEARANCE AND EXPORT

     10.1. MARKETING CLEARANCE. CADUS agrees to use reasonable efforts to have NJC Technical Information cleared for marketing in those countries in which CADUS intends to sublicense the NJC Technical Information by the responsible government agencies requiring such clearance. To accomplish such clearances at the earliest possible date, CADUS agrees to file, according to the usual practice of CADUS, any necessary data with government agencies requiring such clearance.

     10.2. EXPORT CONTROL LAWS. CADUS agrees to abide by all of the United States laws and regulations controlling the export of technical data, computer software, biological materials, laboratory prototypes and other commodities and technology.

                      ARTICLE 11 - DURATION AND TERMINATION

     11.1. TERM. Subject to earlier termination as provided in Paragraphs 11.2,
11.3 and 11.4, this Agreement shall begin on the Effective Date and shall continue until the earliest to occur of (i) the expiration of all issued claims under the patents covering NJC Technical Information, (ii) the determination (by a court of competent jurisdiction from which no appeal is or can be taken) of the invalidity or unenforceability of all issued claims under the patents covering NJC Technical Information, or (iii) the abandonment by NJC of all claims under the patent applications and patents covering NJC Technical Information. Notwithstanding the foregoing, when and as any claim under any said patent covering NJC

Technical Information is abandoned, expires or is declared invalid or unenforceable (by a court or tribunal of competent jurisdiction from which no appeal is or can be taken), CADUS shall be entitled to use, practice and sublicense each such abandoned, expired or invalid claim without restriction or further obligation or liability to NJC hereunder or at law.

     11.2. EARLY TERMINATION. CADUS may terminate this Agreement at any time by giving NJC written notice of at least [c.i.] prior to such termination. Termination of this Agreement shall not relieve CADUS of the obligations to pay royalties with respect to Product(s) disposed of before such termination, nor the obligation to pay royalties with respect to sales or disposals made after such termination for Product(s) manufactured prior to but sold or otherwise disposed of after such termination. Termination of this License Agreement will also occur if either of the Consulting Agreements of even date between CADUS and each of Dr. Johnson and Dr. Cambier is terminated by them pursuant to subparagraph 25(a) thereof, or, if such Agreements automatically terminate pursuant to subparagraph 25(b) thereof, prior to the third anniversary of the Effective Date, as provided in subparagraph 8(c) of the Stock Option Agreements of even date between CADUS and each of Dr. Johnson and Dr. Cambier. If this Agreement is terminated as provided in the preceding sentence, CADUS shall not license from NJC, and NJC shall not license to CADUS or any of its Affiliates, any NJC Technical Information for a period of two years following such termination.

     11.3. TERMINATION BY BREACH OR FRAUD. Either party may immediately terminate this Agreement for fraud, willful misconduct or illegal conduct of the other party upon written notice of same to the other party. Except as provided above, if either party fails to fulfill any of its obligations under this Agreement, the non-breaching party may terminate this Agreement, upon written notice to the breaching party, as provided below. Such notice must contain a full description of the event or occurrence constituting a breach of the Agreement. The party receiving notice of the breach will have the opportunity to cure that breach within thirty (30) days of receipt of notice. If the breach is not cured within that time, the termination will be effective as of the forty-fifth (45th) day after receipt of notice.

     11.4. TERMINATION UPON BANKRUPTCY. If, during the term of this Agreement, CADUS shall become bankrupt or insolvent or if the business of CADUS shall be placed in the hands of a receiver or trustee, whether by the voluntary act of CADUS or otherwise, or if CADUS shall cease to exist as an active business, this Agreement shall, to the extent permitted by law, immediately terminate.

                         ARTICLE 12 - DISPUTE RESOLUTION

     12.1. DISPUTE RESOLUTION. If one of the parties hereto declares that a dispute between the parties has arisen related to this Agreement, such dispute shall, in the first instance, be the subject of good faith negotiations between the parties to resolve such dispute. Meetings to resolve disputes shall be held in the jurisdiction of the party that did not first allege the existence of a dispute. Should the negotiations not lead to a settlement of the dispute within thirty
(30) days of the date of the meeting, the parties shall refer the dispute to a mutually acceptable mediation service to resolve the dispute. The mediation shall be attended by individuals from within each party who have decision-making authority with respect to the matter in question. If the mediation does not lead to a settlement of the dispute within forty-five (45) days of the date of the meeting, then the parties shall submit the issue to arbitration before a panel of arbitrators under the rules of the American Arbitration Association. Unless the parties otherwise agree, if CADUS first alleged the existence of a dispute the arbitration will be held in Denver, Colorado and if NJC first alleged the existence of a dispute the arbitration will be held in New York, New York. The panel of arbitrators shall consist of three parties: one selected by each party, as well as a disinterested third party that the two arbitrators shall name. The third arbitrator shall be a person who has had experience in the business of pharmaceutical licensing. If a qualified person in this field cannot be found and agreed upon, the two arbitrators shall use their own discretion and select a third arbitrator with qualifications as they deem appropriate. The three arbitrators shall be given full power to hear and finally determine and dispose of all disputes between the parties that may arise from or that are related to this Agreement. The arbitrators will make their ruling in writing no later than thirty (30) days after the hearing. The decision of two of the three arbitrators will be binding on the parties. No party has a right to appeal the ruling, to any court or otherwise. Judgment upon the decision rendered may be entered in any court having jurisdiction or application may be made to such court of a judicial acceptance of the award and an order of enforcement, as the case may be. Each party shall pay its own attorney's fees. All fees and expenses payable with respect to the mediation and arbitration proceedings shall be shared by both parties during the course of the mediation and arbitration proceedings, but, in the case of the arbitration, shall be reimbursed in favor of the prevailing party after the arbitration ruling is rendered.

                           ARTICLE 13 - GOVERNING LAW

     This Agreement shall be construed as having been entered into the State of Colorado and shall be interpreted in accordance with and its performance governed by the laws of the State of Colorado.

                           ARTICLE 14 - ASSIGNABILITY

     This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, however, a party may only assign its rights hereunder with the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. In order to obtain the other party's written consent, the assigning party shall advise the other party in writing as to the entity to which it wishes to assign this

Agreement. The other party shall respond to the assigning party's request within ten (10) days of receipt of the assigning party's notice. If the other party shall refuse to provide its consent, it shall provide its reasons in writing. Failure by the other party to respond within said ten (10) day period shall be deemed consent to the assigning party's request. Notwithstanding the foregoing, CADUS shall have the right to assign this Agreement without the prior written consent of NJC in connection with the sale of all or substantially all of its assets.

                              ARTICLE 15 - NOTICES

     It shall be a sufficient giving of any notice, request, report, statement, disclosure or other communication hereunder, if the party giving the same shall deposit a copy thereof in the United States Post Office in certified mail, postage prepaid, addressed to the other party at its address hereinafter set forth or at such other address as the other party shall have theretofore in writing designated:

NJC:

        National Jewish Center for Immunology and Respiratory Medicine Executive Vice President
        Office of Academic Affairs
        1400 Jackson Street
        Denver, CO 80206

CADUS:

        Cadus Pharmaceutical Corporation
        President and CEO
        180 Varick Street
        New York, NY 10014

     The date of giving any such notice, request, report, statement, disclosure or other communications, and the date of making any payment hereunder required (provided such payment is received), shall be the U.S. postmark of such envelope, if marked, or actual date of receipt if delivered otherwise.

           ARTICLE 16 - INDEMNITY, INSURANCE, REPRESENTATIONS, STATUS

     16.1. INDEMNITY. CADUS agrees to indemnify, hold harmless and defend NJC, its trustees, officers, employees and agents against any and all claims, suits, losses, damages, costs, fees and expenses, including attorney fees, resulting from or arising out of the exercise of this license. CADUS shall not be responsible for the negligence or intentional wrongdoing of NJC. However, NJC does warrant that it has complied with the duty of disclosure to the U.S. Patent and Trademark Office.

     16.2. INSURANCE. At the time of its sale of Product(s) in accordance with this Agreement, CADUS shall maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage that names NJC as a beneficiary and insures for losses in an amount reasonably sufficient to protect against liability under Paragraph 16.1 above, such amount as is customary in the industry, but not to be less than one million dollars. NJC shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

     16.3. WARRANTIES AND REPRESENTATIONS. Nothing in this Agreement shall be deemed to be a representation or warranty by NJC of the validity of any of the patents or the accuracy, safety, efficacy or usefulness for any purpose of any technology licensed hereunder. NJC shall have no obligation, express or implied, to supervise, monitor, review or otherwise assume responsibility for the production, manufacture, testing, marketing or sale of any Product(s), and, except as set forth in Sections 8.8 and 9.3 hereof, NJC shall have no liability whatsoever to CADUS or any third parties for or on account of any injury, loss or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon CADUS, its Affiliates or sublicensees, or any other person or entity arising out of or in connection with or resulting from:

          a. the production, use or sale of any Product(s); or

          b. the use of any NJC Technical Information or any advertising or other promotional activities with respect to any of the foregoing.

     16.4. STATUS OF PARTIES. Neither party hereto is an agent of the other party for any purpose whatsoever.

                       ARTICLE 17 - USE OF A PARTY'S NAME

     17.1. USE OF PARTY'S NAMES. Neither party will, without the prior written consent of the other party, use in advertising, publicity or otherwise, any trade name, trademark, trade device, service mark, symbol, or any abbreviation, contraction or simulation thereof owned by the other party, use the name of any employee or agent of the other party in any publication, publicity, advertising or otherwise, or represent, either directly or indirectly, that any product or service of the other party is a product or service of the representing party, or that it is made in accordance with or utilizes the information or documents of the other party.

     17.2. EXCEPTIONS TO PARAGRAPH 17.1. Each party may acknowledge the existence of this Agreement and the parties hereto, publicly or privately, as necessary for carrying out its business or as required by law.

                             ARTICLE 18 - SEVERANCE

     Each clause of this Agreement is a distinct and severable clause and if any clause is deemed illegal, void or unenforceable, the validity, legality or enforceability of any other clause or portion of this Agreement will not be affected thereby.

                          ARTICLE 19 - ENTIRE AGREEMENT

     This Agreement, including any schedules or other attachments which are incorporated herein by reference, contain the entire agreement between the parties as to its subject matter. This Agreement merges all prior discussions between the parties and neither party shall be bound by conditions, definitions, warranties, understandings or representations concerning such subject matter except as provided in this Agreement or as may be specified later in writing and signed by the properly authorized representatives of the parties. This Agreement can be modified or amended only by written agreement duly signed by persons authorized to such agreements on behalf of the parties.

                               ARTICLE 20 - WAIVER

     The failure of a party in any instance to insist upon the strict performance of the terms of this Agreement shall not be construed to be a waiver or relinquishment of any of the terms of this Agreement, either at the time of the party's failure to insist upon strict performance or at any time in the future, and such term or terms shall continue in full force and effect.

                               ARTICLE 21 - TITLES

     All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

                          ARTICLE 22 - CONFIDENTIALITY

     22.1. NJC TECHNICAL INFORMATION. All NJC Technical Information that is disclosed to CADUS shall be maintained in confidence and shall not be disclosed to any other person, firm or agency, governmental or private, or used for purposes other than those set forth in this Agreement, without the prior written consent of NJC, except to the extent that such information:

          a. is known at the time of its receipt by CADUS as documented by written records dated prior to such disclosure; or

          b. is in the public domain other than through the fault of CADUS; or

          c. is subsequently disclosed to CADUS by a third party who may lawfully do so and who is not under an obligation of confidentiality to NJC; or

          d. disclosed to the Securities and Exchange Commission in filings by CADUS therewith or to other governmental agencies to facilitate the issuance of marketing approvals for Assays or Product(s); or

          e. is disclosed to potential sublicensees, potential investors, potential business partners, agents, consultants, Affiliates, and/or other third parties for the research, development, manufacture, sale or marketing, external testing and marketing trials of Assays or Product(s) under this Agreement, which entities and individuals shall first agree to be bound by the confidentiality obligations contained in this Agreement; or

          f. is required to be disclosed in a judicial or administrative proceeding after legal remedies for maintaining the subject matter in confidence have been exhausted.

     22.2. DURATION OF CONFIDENTIALITY OBLIGATIONS. CADUS's obligations of confidentiality shall extend until such time as the information in question falls within one of the exceptions set forth in Section 22.1.

     22.3. FINANCIAL TERMS OF THIS AGREEMENT. Neither party shall disclose the financial terms of this Agreement to any third party (other than employees of either party) without the prior written consent of the other party, unless such disclosure is otherwise required by law or other applicable regulation.

                      ARTICLE 23 - MISCELLANEOUS PROVISIONS

     23.1. FORCE MAJEURE. No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the parties, including, but not limited to, the following: act of God, acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strike; and lockouts; and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

     23.2. PUBLICATIONS. Both parties recognize that each may wish to publish the results of their work relating to the NJC Technical Information. However, both parties also recognize the importance of acquiring patent protection on inventions. Consequently, any proposed publication by either party shall comply with this Section 23.2. At least 15 days before a manuscript is to be submitted to a publisher, the publishing party will provide the other party with a copy of the manuscript. If the publishing party wishes to make an oral presentation, it will provide the other party with a copy of the abstract (if one is submitted) at least 15 days before it is to be submitted. The publishing party will also provide to the other party a copy of the text of the presentation, including all slides, posters, and any other visual aids, at least 15 days before the presentation is made. The receiving party will review the manuscript, abstract, text or any other material provided under this Section
23.2 to determine if patentable subject matter is disclosed. The reviewing party will notify the publishing party within 15 days of receipt of the proposed publication if the reviewing party, in good faith, determines that patentable subject matter is or may be disclosed, or if the reviewing party, in good faith, believes confidential or proprietary information is or may be disclosed. If it is determined by the reviewing party that patent applications should be filed, the publishing party shall delay its publication or presentation for a period not to exceed 45 days from the reviewing party's receipt of the proposed publication to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the 45 day period, the parties will discuss the need for obtaining an extension of the publication delay beyond the 45 day period. If it is determined in good faith by the reviewing party that confidential or proprietary information is being disclosed, the parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication to avoid such disclosure.

     23.3. CONFLICTS WITH OTHER AGREEMENTS. In the event any dispute or conflict arises with respect to the terms and conditions of the present Agreement as compared with agreements entered into between CADUS or its Affiliates and NJC employees, specifically Dr. Johnson and Dr. Cambier, the terms and conditions of this Agreement shall govern. CADUS acknowledges that all consulting agreements between CADUS and any NJC employee must be in compliance with NJC's policies in effect at the time they are entered into. NJC's current policies with respect to consulting agreements with its employees is annexed hereto as Exhibit D. NJC hereby acknowledges that the Consulting Agreements and the Stock Option Agreements between CADUS and each of Dr. Johnson and Dr. Cambier are in compliance with NJC's current policies.

     23.4. OWNERSHIP OF TECHNOLOGY. The parties acknowledge and agree that all NJC Technical Information are now and shall be solely owned by NJC and that CADUS and its Affiliates shall have no right, title or interest therein except as explicitly set forth in this Agreement.

     23.5. SURVIVABILITY. In the event of termination of this Agreement, the following provisions will survive: 9.4, 11.2, 12.1, 13, 16, 22.1, 22.2, 22.3 and
23.4.

     23.6. ARMS-LENGTH TRANSACTION. This Agreement is the product of arms-length negotiations by and between the parties. Each of the parties hereto has obtained the advice of independent counsel before signing this Agreement. The parties execute this Agreement freely and voluntarily with full knowledge of its significance. Each party has participated in the review and drafting of this Agreement such that no construction of the terms or effect of this Agreement shall be made against either party on the basis of such party's capacity as the principal drafter hereof. In executing this Agreement, the parties rely upon no inducements, promises or representations made by any other party other than as set forth herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                            NATIONAL JEWISH CENTER FOR
                                            IMMUNOLOGY AND RESPIRATORY
                                            MEDICINE



                                            By: /s/
                                               --------------------------------
                                               Executive Vice President and
                                               Chief Operating Officer
ATTEST:


By: 11/7/94
   -------------------------



                                            CADUS PHARMACEUTICAL CORPORATION



                                            By:/s/ Jeremy Levin
                                               --------------------------------
                                               President
ATTEST:


By:/s/ James S. Rielly
   -------------------------
   James S. Rielly, Secretary

                                    EXHIBIT A

             PATENT APPLICATIONS COVERING NJC TECHNICAL INFORMATION


1. U.S. Patent Application Serial No. 08/049,254 entitled "METHOD AND PRODUCT FOR REGULATING CELL RESPONSIVENESS TO EXTERNAL SIGNALS" filed April 15, 1993;

2. U.S. Patent Application Serial No. [c.i.] entitled "USING TYROSINE PHOSPHORYLATION OF MAP KINASE AND CHARACTERIZATION OF THE COMPONENTS OF THE MAP KINASE ACTIVATION PATHWAY AS A DRUG DISCOVERY ASSAY SYSTEM", filed [c.i.].

                                     [c.i.]

3. U.S. Patent Application Serial No. 08/215,116, entitled "PRODUCT AND PROCESS FOR REGULATING SIGNAL TRANSDUCTION PATHWAYS", filed March 17, 1994.

4. PCT Patent Application Serial No. US94/04178 entitled "METHOD AND PRODUCT FOR REGULATING CELL RESPONSIVENESS TO EXTERNAL SIGNALS", filed April 15, 1994.

                                     [c.i.]

                                    EXHIBIT B


     CADUS shall use reasonable efforts, commensurate with standards commonly followed in the pharmaceutical industry and the requirements imposed upon manufacturers by governmental agencies, to proceed diligently with the development, manufacture and sale of Product(s) and shall earnestly and diligently offer and continue to offer for sale such Product(s) once developed and approved for commercial use, both under reasonable conditions and consistent with sound business practices, including those specifically adopted by the management of CADUS for the conduct of its overall business, during the term of this Agreement.

PERFORMANCE INDICATORS

     The parties agree that CADUS shall use its reasonable efforts to meet the following performance indicators for Product(s) for IN VIVO uses:

          (i) Twenty-four (24) months to complete preclinical studies, including optimizing the Product(s) through medicinal chemistry, commencing on the date on which the first Product(s) has been identified as a candidate for commercial development.

          (ii) Following the completion of (i) and the decision by CADUS that the Product(s) in question will be taken into clinical trials, nine (9) months for the completion of an IND submission.

          (iii) Twelve (12) months to complete Phase I/II clinical studies for IN VIVO diagnostic uses and thirty (30) months for therapeutic uses, where the twelve-month and thirty-month time span, respectively, begins when the first patient is enrolled in Phase I/II.

          (iv) Twelve (12) months to complete Phase III clinical studies for IN VIVO diagnostic uses and thirty-six (36) months for therapeutic uses, where the twelve and thirty-six month time span, respectively, begins when the first patient is enrolled in Phase III.

          (v) One (1) year to prepare and file a PLA or NDA, commencing on the date on which the Phase III clinical studies, as provided in (iv), have been completed.

     It is agreed that the performance indicators listed above are based on current estimates. The proposed time intervals refer to active clinical trials exclusive of delays due to regulatory findings by appropriate authorities, manufacturing of Product(s) or other special clinical issues relating to indication and clinical endpoints, and also to any changes in regulatory laws and practices. CADUS will keep NJC informed about any delays, and reasons for such delays, throughout the course of the activities described here within Exhibit A.

                                    EXHIBIT C

                                   MILESTONES


- --------------------------------------------------------------------------------



                                     [c.i.]

                                    EXHIBIT D

                      NATIONAL JEWISH CENTER FOR IMMUNOLOGY
                            AND RESPIRATORY MEDICINE

                     Policy Regarding Conflicts of Interest


I.   GENERAL STATEMENT

     This policy Regarding Conflicts of Interest shall apply to the following individuals: the officers of the Center, the members of the Center's Faculty, and all other employees of the Center who have responsibilities to the Center, the performance of which may be influenced by those employee's conflicting interests.

     The Center recognizes that all individuals subject to this Policy have a duty of loyalty to the Center. The purpose of this Policy is to identify certain requirements of that duty of loyalty and to establish limitations and procedures to ensure that those requirements are met.

II.  THE DUTY OF LOYALTY TO THE CENTER

     Although the duty of loyalty is broad in scope and is not capable of precise definition that encompasses all of its requirements, the following requirements may be stated:

     1. The duty of loyalty includes the duty to act in good faith toward the Center in the performance of one's responsibilities to the Center and in all other activities that may affect the interests of the Center.

     2. The duty of loyalty includes the duty to be strictly honest with the Center in all matters.

     3. The duty of loyalty includes the duty to deal fairly with the Center in all matters.

     4. The duty of loyalty includes the duty to abstain from any transaction or relationship in which one has, directly or indirectly, an interest that is adverse to the interests of the Center.

     The Center recognizes that occasions may arise in which an individual who is subject to this Policy has interests that may conflict with the interests of the Center. The Center believes that full disclosure of the circumstances of such occasions, and resolution of the conflicts by persons with authority to act on behalf of the Center, and who are without conflicts of their own in the circumstances, can provide an appropriate means of dealing with those occasions.

     The balance of this Policy sets forth limitations and procedures to ensure that the duty of loyalty owed to the Center by the individuals subject to this Policy can be met in circumstances involving conflicts of interest.

     The term "Responsible Person" used in this Policy means a supervisor, a department chairman, any Vice President, or the President of the Center. However, no one who is subject to this Policy shall have complied with this Policy by making disclosure to or securing approval from any Responsible person who is known by that individual to have the same or a similar conflict of interest, involving one or more of the same parties, as that which is disclosed or for which approval is sought.

III. OTHER EMPLOYMENT AND CONSULTING ACTIVITIES

     It is expected that all full-time employees and Faculty members of the Center will regard the Center as their primary employment activity and that they will not permit any other employment or any consulting activity to interfere with their discharge of their full-time service obligations to the Center.

     Individuals covered by this policy, may, with the prior approval of a Responsible Person, engage in external consulting activity up to thirty-three
(33) days per fiscal year provided such effort does not represent a conflict of interest.

     Any individual subject to this Policy who is employed by any other entity on either a part-time or a full-time basis or who consults for any entity other than the Center shall report that employment or consulting activity to a superior Responsible Person. Any such employment or activity that is in existence at the time of the adoption of this Policy shall be so reported promptly after such adoption, and any employment or consulting activity that is to be entered into or engaged in after the adoption of this Policy shall be so reported before the employment or activity commences. In each case, the full particulars of the employment or consulting activity shall be reported in order that a determination may be made concerning the impact of the employment or activity upon the interests of the Center. The provisions of this paragraph shall not apply to consulting activities that are provided without direct or indirect compensation and do not involve a disclosure of information about the Center and do not significantly infringe upon the time required to meet one's responsibilities to the Center.

     Any individuals subject to this Policy who is employed by any other entity or who consults for any other entity other than the Center shall comply with the following requirements:

     1. The individual shall advise the person providing the employment or for whom the consulting services are rendered that (i) the individual is acting, in the role of employee or consultant, solely on his or her own account and not as the agent or employee of, or under the sponsorship, auspices, or control of, the Center; (ii) the



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          Center has no liability whatsoever for the individual's actions or omissions as such an employee or consultant; and (iii) the individual is subject to the Center's patent policy governing the rights to inventions resulting from activities that are supported by the Center or that utilize its resources or facilities; and

     2. The individual shall not use the Center's resources or facilities for any significant personal purposes and shall not use any such resources or facilities for any purpose that may benefit another employer or person to whom the individual may render consulting activities, unless prior approval of a superior Responsible Person is obtained.

IV.  OWNERSHIP OF OTHER ENTITIES

     The Center believes that while ownership by individuals who are subject to this Policy of entities that may have interests in conflict with those of the Center may pose difficulties, it is not presently necessary to preclude such ownership but merely to require disclosure of its existence to responsible authorities of the Center in order that circumstances can be monitored to avoid adverse impacts upon the interests of the Center.

     Accordingly, each individual who is subject to this Policy shall report to a superior Responsible Person all ownership interests that he or she may have, directly or indirectly, in any entity whose interests do, or conceivably may in the future, conflict with any interests of the Center. No such reporting shall be required, however, of ownership of less than five percent of the outstanding ownership interests in any entity in which such ownership interests are publicly traded.

V.   RECEIPT OF GIFTS: CONTRACTING WITH OTHER ENTITIES

     The receipt of gifts or the like, by one who is empowered to act for the Center, from a person who may have business with the Center, can give rise at least to the appearance of impropriety and oftentimes to an actual impairment of one's duty of loyalty to the Center. Accordingly, any individual who is subject to this Policy who receives from any entity any hospitalities, courtesies, remunerations, or gifts that he or she reasonably believes to be of more than $100 in value, either singly or in the aggregate, shall report such hospitalities, courtesies, remunerations, or gifts to a superior Responsible Person if he or she has the responsibility or power to contract with that entity on behalf of the Center.

     Furthermore, no individual who is subject to this Policy shall accept any hospitality, courtesy, remuneration, or gift from any entity if such acceptance could influence or might reasonably appear to influence any action that the individual might or could take on behalf of the Center.



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     National Jewish resources will not normally be used for consulting under this penalty. If facilities or personnel are to be used in conjunction with such consulting or related research, this must be disclosed in writing through the Internal Grant Review Procedure; and if approved, full direct and indirect costs will be recovered including fees for research or other services supplemented by the Center.

VI.  DUTIES OF RESPONSIBLE PERSONS

     It shall be the duty of each Responsible Person to whom a disclosure is made, or of whom an approval is requested, pursuant to this Policy to evaluate the matter and determine whether he or she may appropriately resolve the matter or whether the matter should be referred to a more senior Responsible Person. In all determinations made by Responsible Persons under this Policy, protection and furtherances of the interests of the Center shall be of paramount importance.

VII. PERIODIC DISCLOSURE

     The President of the Center shall annually send to all individuals who are subject to this Policy a copy of this Policy, together with an appropriate explanation and a questionnaire designed to provoke disclosure of all activities or interests that could give rise to conflicts of interest or to other breaches of the duty of loyalty. Such questionnaire shall be completed by each recipient and returned to the appropriate superior Responsible Person. Each Responsible Person shall deliver the returned questionnaires to the President, accompanied by a report summarizing the returned questionnaires and containing such other observations on the subjects he or she may care to make.

     The President of the Center shall comply with this Policy and provide a completed questionnaire annually to the Chairman of the Board.

     Each new officer, Faculty member, or other individual who hereafter becomes subject to this Policy shall complete such a questionnaire promptly following the event by which he or she becomes subject to this Policy.





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